Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 12, 2014 (except for the last paragraph in Note 2, as to which the date is March X, 2014), in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-193559) and related Prospectus of Achaogen, Inc. for the registration of shares of its common stock.

Redwood City, California

The foregoing consent is in the form that will be signed upon the effectiveness of the reverse stock split described in the last paragraph of Note 2 to the financial statements.

/s/ Ernst & Young LLP

Redwood City, California

February 24, 2014